Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 21, 2004, accompanying the consolidated financial statements of Snapgear, Inc. and subsidiary on form 8-K/A for the year ended June 30, 2003 and for the period from October 1, 2001 (inception) to June 30, 2002 as filed by Cyberguard on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statement of Cyberguard Corporation and Subsidiaries on Form S-3/A.

/s/ Grant Thornton LLP

Salt Lake City, Utah

July 22, 2004